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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

            Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
               Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                         Commission File Number 1-14047


                            Bristol Hotels & Resorts
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             (Exact name of registrant as specified in its charter)

             14295 Midway Road, Addison, Texas 75001 (972) 391-3910
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common stock, $0.01 par value
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)        |X|             Rule 12h-3(b)(1)(i)        |X|
       Rule 12g-4(a)(1)(ii)       |_|             Rule 12h-3(b)(1)(ii)       |_|
       Rule 12g-4(a)(2)(i)        |_|             Rule 12h-3(b)(2)(i)        |_|
       Rule 12g-4(a)(2)(ii)       |_|             Rule 12h-3(b)(2)(ii)       |_|
                                                  Rule 15d-6                 |_|


       Approximate number of holders of record as of the certification or notice date: TWO

       Pursuant to the requirements of the Securities Exchange Act of 1934, Bristol Hotels & Resorts has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 10, 2000

                                        By: /s/ Andrea D. Kay
                                           -------------------------------------
                                           Andrea D. Kay
                                           Vice President and Secretary